INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OrthoLogic Corporation
Tempe, Arizona


We have audited the consolidated financial statements of OrthoLogic Corporation as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated January 26, 2000, except for the last paragraph of Note 12 as to which the date is February 28, 2000; such consolidated financial statements and report are included in your 1999 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedule of OrthoLogic Corporation, listed in Item 14. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
January 26, 2000